Exhibit (h)(5)

VIRTUS ETF TRUST II

FIrst AMENDMENT TO THE

ADMINISTRATIVE SERVICES AGREEMENT

THIS FIRST AMENDMENT dated as of the 3rd of June, 2016, to the Administrative Services Agreement, dated as of November 10, 2015 (the “Administrative Services Agreement”), is entered into by and between VIRTUS ETF TRUST II, a Delaware statutory trust (the “Trust”) and VIRTUS ETF SOLUTIONS LLC, a Delaware limited liability company (the “Administrator”).

WHEREAS, each of the Trust and the Administrator is a party to the Administrative Services Agreement; and

WHEREAS, each of the Trust and the Administrator desires to amend Exhibit A to the Administrative Services Agreement to reflect the addition of Virtus Enhanced DWA U.S. Equity ETF (the “Fund”) as a new series of the Trust and the appointment of the Administrator as an administration agent for the Funds;

NOW, THEREFORE, the parties agree as follows:

1. Exhibit A to the Administrative Services Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

2. Except to the extent amended hereby, the Administrative Services Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

VIRTUS ETF TRUST II		VIRTUS ETF SOLUTIONS LLC

By:	/s/ William J. Smalley	By:	/s/ William J. Smalley
	William J. Smalley, President		William J. Smalley, President

Exhibit A

Series of the Trust

(As of June 3, 2016)

The following Funds are covered under this agreement:

Virtus Newfleet Dynamic Credit ETF
Virtus Japan Alpha ETF
Virtus Enhanced DWA U.S. Equity ETF